 May 12, 2008

Coca-Cola Enterprises Inc. 2500 Windy Ridge Parkway Atlanta, GA 30339

Coca-Cola Enterprises Inc.
Floating Rate Notes Due 2011

Ladies and Gentlemen:

We have acted as special tax counsel to Coca-Cola Enterprises Inc., a Delaware corporation (the “Company”), in connection with Registration Statement No. 333-144967 (the “Registration Statement”) and the filing pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), by the Company of a Preliminary Prospectus Supplement dated May 7, 2008, to the Prospectus dated July 30, 2007 and a Final Prospectus Supplement dated May 7, 2008 (including the documents incorporated or deemed to be incorporated by reference therein, collectively, the “Final Prospectus Supplement”), with the United States Securities and Exchange Commission (the “Commission”), relating to the issuance of $275,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2011 (the “Notes”) to be issued under the Indenture, dated as of July 30, 2007 (the “Indenture”) as supplemented by the Supplemental Indenture dated as of May 12, 2008 (the “Supplemental Indenture”), among the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), which are to be placed by the underwriters (the “Underwriters”) pursuant to the terms agreement dated May 7, 2008 among the Company and the Underwriters, which incorporates, with modifications, the underwriting agreement dated May 7, 2008 (collectively, the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Final Prospectus Supplement, (ii) the Underwriting Agreement, (iii) the Indenture, (iv) the Supplemental Indenture and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  We have also relied upon statements and representations made to us by representatives of the Company.  For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies, and the authenticity of the originals of such latter documents.  In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis.  There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.  Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing and in reliance thereon, we hereby confirm that the statements in the discussion set forth in the Disclosure Package (as defined in Section 1(e) of the Underwriting Agreement) and Final Prospectus Supplement under the caption “Certain United States Federal Income Tax Considerations,” insofar as such statements constitute summaries of the legal matters referred to therein, fairly present the information called for with respect to such legal matters in all material respects, and fairly summarize the matters referred to therein in all material respects.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statements, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.  Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the purchase, ownership and disposition of the Notes or of any transaction related to or contemplated thereby.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to us in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /S/ SHEARMAN & STERLING LLP

BP/al/jm